Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 17, 2012
(Supplementing Preliminary Prospectus Dated February 8, 2012)
Registration No. 333-174405
This free writing prospectus should be read together with the preliminary prospectus, dated February 8, 2012 relating to the initial public offering of common stock by Ceres, Inc. (the “Preliminary Prospectus”), included in Amendment No. 12 to the Registration Statement on Form S-1 (File No. 333-174405). The following information supplements and updates the information contained in the Preliminary Prospectus.
Recent Developments
     South-Central Brazil is currently undergoing a significant drought. As a result, agricultural production in the region is being adversely affected. We are receiving reports that while some of the 2011/2012 sweet sorghum crops being produced from our seeds are growing quite well, others are suffering from the adverse weather conditions. As a result, we expect that this drought will likely lead to overall reduced yields for the 2011/2012 sweet sorghum crops and may adversely affect the demand for our seeds for the 2012/13 growing season. For further information regarding weather related risks to our business, please see “Risk Factors” in the Preliminary Prospectus.
     Certain existing stockholders have indicated an interest in purchasing up to an aggregate of 1,000,000 shares of our common stock in this offering at the initial public offering price. Although we expect these stockholders to purchase these shares of common stock, indications of interest are not binding agreements or commitments to purchase.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/767884/000095012312002156/z91150b6sv1za.htm. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling us at 1-866-471-2526.